Exhibit 10.21

RESTRICTED STOCK PURCHASE AGREEMENT

This Restricted Stock Purchase Agreement (this “Agreement”‘) is made effective as of January 28, 2014, (the “Effective Date”) by and between BioLife Cell Bank, Inc., a Delaware corporation (the “Company”), and Dr. Brian K. Kaspar (“Purchaser”).

Now, therefore, in consideration of the mutual covenants and representations herein set forth, the Company and Purchaser agree as follows:

1.     Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, the Company hereby agrees to sell to Purchaser and Purchaser agrees to purchase from the Company 1,691,588 shares (the “Stock”) of the Company’s common stock, par value $0.0001 per share, at a price of $0.0001 per share for an aggregate purchase price of $169.16 (the “Purchase Price”). The purchase price for the Stock shall be paid by Purchaser to the Company in the form of cash, check or wire transfer.

2.     Closing. The purchase and sale of the Stock shall occur contemporaneous upon the execution of this Agreement by both parties hereto. At the closing, Purchaser shall deliver to the Company payment equal to the Purchase Price and the Company will issue and deliver to Purchaser certificate(s) representing the Stock registered in the name of Purchaser.

3.     Purchase Option. The Stock shall be subject to the right and option of the Company to repurchase the Stock as set forth in this section 3.

(a)   Termination of Engagement. Subject to the terms of Sections 3(b) and 3(e) of this Agreement, in the event Purchaser shall cease to serve as a consultant or contractor to the Company (including a parent or subsidiary of the Company) because of the termination of that certain Consulting Agreement (as same may be amended from time to time, the “Consulting Agreement”) of even date herewith between the Company and the Purchaser by the Company pursuant to Sections 3(b)(iii) through 3(b)(x) of the Consulting Agreement or by Purchaser pursuant to Section 3(b)(xi) of the Consulting Agreement (collectively, a “Termination”), a purchase option (“Purchase Option”) shall come into effect as set forth in this section 3(a). Following such a Termination (but subject to the terms of Sections 3(b) and 3(e) of this Agreement), the Company shall have the right to purchase from Purchaser, at the purchase price per share equal to the per share price paid by Purchaser as set forth in section 1 above (“Purchase Option Price”), a portion of the Stock, such portion to be determined in accordance with section 3(b) of this Agreement.

(b)   Effective the date of this Agreement and in compliance with all of the terms and conditions hereof, twenty-five percent (25%) of the shares of the Stock (being 422,897 shares) shall be free of the Purchase Option. Thereafter,

(i)            The Purchase Option shall lapse as to an additional twenty-five percent (25%) (being 422,897 shares) of the Stock on the day before the second anniversary date of the Effective Date (the “Two Year Anniversary”); and

(ii)           Following the Two Year Anniversary, the Purchase Option shall lapse as to an additional twenty-five percent (25%) (being 422,897 shares) of the Stock on the day before each successive anniversary of the Two Year Anniversary until all Stock is free of the Purchase Option, being on the day before the fourth anniversary date of the Effective Date.

(c)   Notice of Intent to Purchase. Within 90 days following a Termination, the Company shall notify Purchaser (or his legal representative if the Termination is by reason of Purchaser’s death or disability) by written notice delivered or mailed as provided in section 10(c) as to whether it wishes to purchase the Stock pursuant to exercise of the Purchase Option. If the Company (or its parent, subsidiary or successor) elects to purchase the Stock hereunder, it shall set a date for the closing of the transaction at a place specified by the Company not later than 15 days from the date of such notice. At such closing, the Company (or its parent, subsidiary or successor) shall tender payment for the Stock and the certificates representing the Stock so purchased shall be transferred to the Company and shall be canceled. If at such closing, Purchaser does not execute an assignment of the Stock to the Company, Purchaser hereby expressly authorizes and directs the Secretary (or his designee) or the transfer agent of the Company for and on behalf of Purchaser as his lawful attorney-in-fact to complete, date, and deliver to the Company the attached assignment separate from the certificate and thereby to so transfer the Stock as to which the Purchase Option has been exercised from Purchaser to the Company. The Purchase Option Price may be payable, at the option of the Company, in cash, by check, or by cancellation of indebtedness owed to the Company by Purchaser, or any combination thereof.

(d)   The Company may, in its sole and unfettered discretion, assign its rights and delegate its duties under this Agreement, including without limitation the Purchase Option, to its parent or any subsidiary of the Company or to any person acquiring all or substantially all of the assets of the Company.

(e)   Notwithstanding anything to the contrary contained in this Agreement, if the Consulting Agreement is terminated by the Company pursuant to Section 3(b)(xii) thereof or by the Purchaser pursuant to Sections 3(b)(iii) or (iv) thereof, the Purchase Option shall lapse as to any Stock still subject thereto automatically on such termination. Thereafter, no shares of Stock held by Purchaser shall be subject to the Purchase Option.

4.     Stock Splits, Change in Control.

(a)           If, from time to time during the term of this Agreement, there is any stock dividend or liquidating dividend of cash and/or property, stock split, or other change in the character or amount of any of the outstanding securities of the Company, then, in such event, any and all new, substituted or additional securities or other property to which Purchaser is entitled by reason of his ownership of Stock shall be immediately subject to this Agreement and be included in the word “Stock” for all purposes with the same force and effect as the shares of Stock presently subject to this Agreement. While the aggregate Purchase Option Price shall remain the same after each such event, the Purchase Option Price per share of Stock upon execution of the Purchase Option shall be appropriately adjusted.

(b)           If, during the term of this Agreement, there is a Change in Control of the Company, the Purchase Option shall lapse as to any Stock still subject thereto on the date of consummation of such Change in Control. Thereafter, no shares of Stock held by Purchaser shall be subject to the Purchase Option. For purposes of this Agreement, “Change in Control” shall mean:

(i)            a sale of all or substantially all of the assets of the Company; or

(ii)           a merger, share-exchange, reverse merger or consolidation of the Company in which the shareholders of the Company own, as a result of the transaction, less than 50% of the outstanding securities of the surviving corporation; or

(iii)         a transaction or a series of related transactions to which the Company is a party in which there is a sale of outstanding securities representing more than 50% of the voting power of the Company.

5.     Legends. All certificates representing any shares of Stock of the Company subject to the provisions of this Agreement shall have endorsed thereon legends in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN PURCHASE OPTION RIGHTS AS SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

6.     Investment Intent and Risk Factors. In purchasing the Stock, Purchaser acknowledges and represents that Purchaser has had an opportunity to discuss the business prospects and business plan of the Company with the officers and directors of the Company. Purchaser further acknowledges that the Stock is highly speculative and involves a high degree of risk, and that the Stock has not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be sold or otherwise disposed of except pursuant to an effective Registration Statement filed under the Act or pursuant to an exemption from said Act. Purchaser hereby acknowledges that the Company is under no obligation to register the Stock under the Act on behalf of Purchaser. Purchaser warrants and represents to the Company that he is acquiring the Stock for investment and not with a view to or for sale in connection with any distribution of said Stock or with any present intention of distributing or selling said Stock and he does not presently have reason to anticipate any change in circumstances or any particular occasion or event which would cause him to sell said Stock. By execution of this Restricted Stock Purchase Agreement, Purchaser hereby expressly confirms the investment representations set forth in Exhibit A attached hereto and incorporated herein by this reference, and the Company hereby expressly agrees to the Company’s obligations set forth in said Exhibit A.

7.     Delivery of Certificate. To ensure the availability for delivery of Purchaser’s Stock upon exercise of the Purchase Option herein provided for, Purchaser hereby delivers to and deposits with the Secretary of the Company the Stock Assignment attached hereto as Exhibit B, duly endorsed (with the assignee, date, number of shares and certificate number(s) left blank), together with the certificate or certificates evidencing the Stock; provided, however, such Stock Assignment may be utilized by the Company only in accordance with Section 3(c) of this Agreement and only if at the closing anticipated by said Section 3(c) Purchaser does not execute an assignment of the Stock to the Company. Upon written request of Purchaser after each successive period from the Effective Date set forth in Section 3 of this Agreement, unless the Purchase Option has been exercised, the Company will deliver to Purchaser, within 15 days after such request, a certificate or certificates representing so many shares of the Stock as are not then subject to the Purchase Option. Within 15 days from receipt of the Company’s notice of intent to purchase following a Termination and upon closing of the repurchase transaction as provided in Section 3 of this Agreement, the Company will deliver to Purchaser a certificate or certificates representing the aggregate number of shares of Stock sold and issued pursuant to this Agreement and not purchased by the Company or its assignees pursuant to exercise of the Purchase Option. If the Company fails to timely deliver to Purchaser its notice of intent to purchase following a Termination, then the Company will deliver to Purchaser the aforementioned certificate or certificates within 120 days from the date of Termination.

8.     Miscellaneous.

(a)           Subject to the provisions hereof, Purchaser shall, during the term of this Agreement, be entitled to exercise all rights and privileges of a shareholder of the Company with respect to the Stock.

(b)           The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(c)           Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Mail, by registered or certified mail with postage and fees prepaid, addressed to Purchaser at his address shown on the Company’s records and to the Company at the address of its principal corporate offices (Attention: Chief Executive Officer) or at such other address as such party may designate by 10 days’ advance written notice to the other party hereto. Purchaser hereby represents that the address set forth below under his signature is his current residential address.

(d)           The Company may assign its rights and delegate its duties under sections 3 and 5 hereof. This Agreement shall inure to the benefit of the successors and assigns of the Company and Purchaser and be binding upon the Company and its successors and assigns and, subject to the restrictions on transfer herein set forth, be binding upon Purchaser, his heirs, executors, administrators, successors and assigns.

9.     Arbitration. Any controversy or claim arising out of or relating to this Agreement, or violation of this Agreement, shall be settled by arbitration in accordance with the rules of JAMS, and judgment rendered by the arbitrator may be entered in any court having jurisdiction thereover. The arbitration shall be conducted in Dallas, Texas unless otherwise agreed by the parties thereto. The arbitrator shall be deemed to possess the power to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 11 shall be construed as to deny the Company the right and power to seek and obtain injunctive relief in a court of competent jurisdiction for any breach or threatened breach of Purchaser’s covenants and obligations contained in this Agreement.

10.  Representation re Exhibits; Obligations of the Company re Exhibit A. Purchaser hereby expressly represents that Purchaser has reviewed the attached Exhibits A and B and agrees to be bound by the terms thereof. The Company expressly represents that the Company has reviewed Section 7 of Exhibit A and agrees to be bound by the terms of said Section 7 of Exhibit A.

11.          Company’s Representations about the Stock. The Company represents and warrants to Purchaser as follows:

(a)           The authorized capitalization of the Company consists solely of 70,000,000 shares, of which 50,000,000 are Common Stock, par value $0.0001 per share, and 20,000,000 are Preferred Stock, par value $0.0001 per share.

(b)           As of the Effective Date but prior to the issuance of the Stock to Purchaser, 5,356,694 shares of the Common Stock are issued and outstanding and no shares of the Preferred Stock are issued and outstanding.

(c)           The Stock, when issued, will be validly issued, fully paid and non-assessable, and will not have been issued in violation of the preemptive or other rights of any person.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BIOLIFE CELL BANK, INC.,		PURCHASER
a Delaware Corporation		Dr. Brian K. Kaspar

/s/ Brian K. Kaspar
By:	/s/ John A. Carbona
John A. Carbona, CEO

ADDRESS:		ADDRESS:

11970 N. Central Expressway, Suite 260		7883 Calverton Square
Dallas, Texas 75243		New Albany, Ohio 43054

EXHIBIT A

INVESTMENT REPRESENTATIONS;

INDEMNIFICATION OBLIGATIONS OF THE COMPANY

This Exhibit A is an exhibit to, and is incorporated into and made a part of, the attached Restricted Stock Purchase Agreement, dated as of January 28, 2014 (the “Restricted Stock Purchase Agreement”), by and between BioLife Cell Bank, Inc., a Delaware corporation, and Dr. Brian Kaspar. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Restricted Stock Purchase Agreement. In connection with the purchase of the Stock Purchaser hereby agrees, represents and warrants to the Company, and the Company agrees, as follows:

1.             Purchase Entirely for Own Account.

Purchaser represents and warrants that Purchaser is purchasing the Stock solely for Purchaser’s own account for investment and not with a view to or for sale or distribution of the Stock or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Stock or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act of 1933, as amended (the “Act”). Purchaser also represents that the entire legal and beneficial interest of the Stock Purchaser is purchasing is being purchased for, and will be held for the account of, Purchaser only and neither in whole nor in part for any other person.

2.     Residence.

Purchaser represents and warrants that Purchaser’s principal residence is within the state set forth below Purchaser’s signature on the Restricted Stock Purchase Agreement.

3.     Information Concerning Company.

Purchaser represents and warrants that Purchaser has heretofore discussed the Company and its plans, operations and financial condition with its officers and that Purchaser has heretofore received all such information as Purchaser deems necessary and appropriate to enable Purchaser to evaluate the financial risk inherent in making an investment in the Stock, and Purchaser further represents and warrants that Purchaser has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof. Purchaser acknowledges that, as of the Effective Date, the Company intends to consummate a capital raise through the establishment and issuance of shares of Class B Common Stock (so called herein), in connection with which the Stock acquired by Purchaser hereunder will (assuming such capital raise is consummated) be reclassified as Class A Common Stock (so called herein); Purchaser further acknowledges that the Class B Common Stock will be entitled to certain liquidation preferences in priority over the Class A Common Stock.

4.     Economic Risk.

Purchaser represents and warrants that Purchaser realizes that Purchaser’s purchase of the Stock will be a highly speculative investment and that Purchaser is able, without impairing

Purchaser’s financial condition, to hold the Stock for an indefinite period of time and to suffer a complete loss on Purchaser’s investment.

5.     Sophistication; Accreditation.

Purchaser is a person who either alone or with his purchaser representative(s) has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Company. Purchaser is an “accredited investor” within the meaning of Rule 501(a)(4) of Regulation D as promulgated under the Act by virtue of the fact that he is a director of the Company.

6.     Restricted Stock; Disposition Under Rule 144.

(a)           Purchaser represents and warrants that the Company has hereby disclosed to Purchaser in writing:

(i)            the sale of the Stock which Purchaser is purchasing has not been registered under the Act, and the Stock must be held indefinitely unless subsequently registered under the Act or unless an exemption from such registration is available;

(ii)           the share certificate(s) representing the Stock will be stamped with the legends specified in the Restricted Stock Purchase Agreement; and

(iii)          the Company will make a notation in its records of the aforementioned Purchase Option and legends.

(b)   Purchaser represents and warrants that Purchaser understands that the shares of Stock are restricted stock within the meaning of Rule 144 promulgated under the Act; that the exemption from registration under Rule 144 will not be available unless (i) Purchaser has held such shares for the applicable period required by Rule 144, (ii) a public trading market then exists for the Common Stock of the Company, (iii) adequate information concerning the Company is then available to the public, and (iv) all other applicable terms and conditions of Rule 144 are complied with; and that any sale of the Stock may be made by Purchaser only in limited amounts in accordance with such terms and conditions.

7.     Tax Disclosure; Company’s Covenants of Indemnification.

(a)           Purchaser represents and warrants that Purchaser has reviewed and understands the following information regarding potential tax liability resulting from the purchase of the Stock.

(b)           The common stock issued in this transaction has been valued in good faith by the board of directors of the Company for not less than fair market value and is being sold to Purchaser for such amount. The Company believes this valuation represents a fair attempt at reaching an accurate appraisal of its worth. However, it is possible that with the benefit of hindsight, the Internal Revenue Service would successfully assert that the value of the common shares is substantially greater than so determined.

(c)           If the Internal Revenue Service were to succeed in a tax determination that the common stock received had value greater than that upon which the transaction was based, the additional value would constitute ordinary income to Purchaser as of the date of its receipt by Purchaser. The additional taxes (and interest) due would be payable by Purchaser. In certain cases, the Internal Revenue Service could have up to six years from the due date for filing the return (or the actual filing date of the return if filed thereafter) within which to assess Purchaser for the additional tax and interest, which would then be due. The events described in these clauses (b) and (c) will hereinafter be referred to collectively as an ‘‘Adverse Tax Event.”

(d)   The Company would have the benefit, in any such transaction, if a determination was made prior to the three year statute of limitations period affecting the Company, of an increase in its deduction for compensation paid, which would offset its operating profits, or, if not profitable, would create net operating loss carry forward arising from operations in that year.

(e)           Notwithstanding the terms of this Section 7, the Company covenants and agrees to indemnify, defend and hold harmless Purchaser and his heirs, executors, administrators, successors and assigns (collectively, the “Other Indemnified Parties”) from and against all taxes, interest, fines, penalties and costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs and costs of appeal) that Purchaser or any of the Other Indemnified Parties suffer or incur arising out of, in connection with or related to an Adverse Tax Event. Purchaser (or the Other Indemnified Parties as the case may be) will promptly notify the Company in writing of any notice or other communication received and pertaining to a possible Adverse Tax Event; provided, however, that the failure to so notify the Company will not relieve the Company from liability under this Agreement with respect to such claim for indemnification unless the Company is materially prejudiced as result of such failure to give prompt notice. If the Company declines or fails to assume the defense of such Adverse Tax Event or fails to employ counsel reasonably satisfactory to Purchaser (or the Other Indemnified Parties as the case may be), in each case within thirty (30) days after receipt of the notice, then Purchaser and any of the Other Indemnified Parties may employ counsel to represent or defend them in regard to the Adverse Tax Event, and the Company will pay the reasonable fees and disbursements of such counsel as incurred. Purchaser (and the Other Indemnified Parties as the case may be) will have the right to participate in defense of the Adverse Tax Event and to retain their own counsel at such person’s own expense. The Company will at all times keep the Purchaser (and the Other Indemnified Parties as the case may be) reasonably apprised of the status of the defense of any Adverse Tax Event, and the Company and Purchaser (and the Other Indemnified Parties as the case may be) will cooperate in good faith with each other with respect to the defense of any such matter. Neither the Company nor the Purchaser (nor any of the Other Indemnified Parties as the case may be) may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the other, unless (i) the Company fails to assume and maintain the defense of such claim or (ii) such settlement, compromise or consent includes an unconditional release of Purchaser (and the Other Indemnified Parties as the case may be) from all liability and obligations to pay any amounts arising out of the Adverse Tax Event. The terms of Sections 7(b), (c) and (e) shall survive for a period of six (6) years after the due date for filing Purchaser’s federal income tax return (Form 1040) for the tax year in which the Stock was issued to Purchaser.

EXHIBIT B

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Purchase Agreement dated as of January 28, 2014, Dr. Brian Kaspar hereby sells, assigns and transfers unto                     ,                      shares of the common stock, par value $0.0001 of BioLife Cell Bank, Inc., a Delaware corporation, standing in the undersigned’s name on the books of said corporation represented by certificate no(s).                     , and does hereby irrevocably constitute and appoint the corporate secretary of said corporation as attorney to transfer the said stock on the books of the said corporation with full power of substitution in the premises.

Dated:                             , 2014

Signature: